                                                                    EXHIBIT 99.1


               LSB BANCSHARES, INC. ADOPTS SHAREHOLDER RIGHTS PLAN


         LSB Bancshares, Inc. announced today that its Board of Directors has adopted a Shareholder Rights Plan.

         Robert F. Lowe, Chairman, President and Chief Executive Officer of LSB Bancshares, Inc., stated: "The Rights Plan is designed to protect shareholders in the event of an unsolicited attempt to acquire LSB and abusive tactics that the Board of Directors believes are not in the best interests of LSB's shareholders. The Board of Directors considers a Rights Plan to be the best available means of protecting both the right of shareholders to retain their equity investment in LSB and realize the full value of that investment, while not precluding an acquisition of LSB that is in the best long-term interests of LSB's shareholders."

         The Rights will be exercisable only if a person or group acquires 20% or more of LSB's common stock or announces a tender offer the consummation of which would result in ownership by a person or group of 20% or more of LSB's common stock, or if the Board of Directors declares a person or group that owns 10% or more of the common stock to be an "Adverse Person." Each Right initially will entitle shareholders of LSB to buy one one-hundredth of a share of common stock at an exercise price per share of $100.00.

         If LSB is acquired in a merger or other business combination transaction after a person has acquired 20% or more of LSB's outstanding common stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price. In addition, if a person or group acquires 25% or more of LSB's outstanding common stock or the Board of Directors declares a 10% or more shareholder to be an Adverse Person, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of LSB's common shares having a market value of twice such price.

         Following the acquisition by a person or group of beneficial ownership of 25% or more of LSB's common stock, the Board of Directors may exchange each Right (other than Rights owned by such person or group) for other consideration, including a number of shares of LSB common stock that have a market value equal to the exercise price of each Right.

         Prior to the acquisition by a person or group of beneficial ownership of 20% or more of LSB's common stock or the Board's declaration that a 10% or more shareholder is an Adverse Person, the Rights are redeemable for one cent per Right, at the option of the Board of Directors.

         Mr. Lowe stated: "The Rights are not intended to prevent an unsolicited attempt to acquire LSB and will not do so. They should, however, deter any attempt to acquire LSB in a manner or on terms not approved by the Board. The Rights Plan announced today is designed to prevent another party from using abusive tactics to deprive LSB's Board and its shareholders of the opportunity to determine the destiny of LSB."

         The Rights will be issued on March 10, 1998, to shareholders of record on that date and are not taxable to shareholders upon issuance. The Rights will expire on December 31, 2007.

         As previously announced, on January 13, 1998, the Board of Directors of LSB declared a five-for-four stock split to be paid in the form of a stock dividend of one additional share for each four shares currently owned to holders of LSB's common stock. The stock dividend will be payable on February 16, 1998, to shareholders of record on February 2, 1998.

         LSB Bancshares, Inc. is the Lexington-based holding company of Lexington State Bank, which operates a full-service commercial bank and trust business at its central office and 20 branch offices located throughout Davidson, Forsyth and Stokes Counties, North Carolina. LSB's common stock is included in the NASDAQ/National Market System under the listing LXBK.